Exhibit 10.2
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT dated as of July 31, 2020 (the "Agreement"), is executed by and between AQUABOUNTY FARMS INDIANA LLC, a Delaware limited liability company (the "Borrower"), whose principal office address is 2 Mill and Main Place, Suite 395, Maynard, MA 01754, and FIRST FARMERS BANK AND TRUST (the "Bank"), whose address is 123 N. Jefferson Street, Converse, Indiana 46919.
In consideration of the mutual agreements herein contained, the Borrower and the Bank hereby agree as follows:
1.DEFINITIONS.
1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.
"Account", "Chattel Paper", "Commercial Tort Claims", "Deposit Accounts", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangibles", "Proceeds", "Security", "Security Certificate", and "Supporting Obligations" shall have the respective meanings assigned to such terms in the UCC.
"Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.
"Borrower" shall have the meaning set forth in the first paragraph of this Agreement.
"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Indianapolis, Indiana.
"Capital Lease" shall mean, as to any Person, a lease by such Person, as lessee, of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, that is, in accordance with GAAP, recorded as a "capital lease" on the financial statements of such Person.
"Capital Securities" shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
"Capitalized Lease Obligations" shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person, in accordance with GAAP.
"Change in Control" shall mean an event or series of events by which:
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(a) except as expressly permitted under the terms of this Agreement, Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person in one or a series of transactions, or any Person consolidates or merges into Borrower, in either event pursuant to a transaction in which the outstanding Capital Securities of Borrower are reclassified or changed into or exchanged for cash, securities or other property;
(b) except as otherwise expressly permitted under the terms of this Agreement, Borrower shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Securities of each of Borrower's Domestic Subsidiaries; or
(c) except as otherwise expressly permitted under the terms of this Agreement, a Domestic Subsidiary of Borrower shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Securities or membership interests of each Domestic Subsidiary of a Domestic Subsidiary of Borrower.
"Closing Date" shall mean the date on which all of the Bank's conditions precedent to the Loan (including without limitation those described in Article 3 below) have been satisfied or waived in writing by the Bank.
"Collateral" shall have the meaning set forth in Section 6.1 hereof.
"Collateral Access Agreement" means an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower, acknowledges the Liens of the Bank and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Current Ratio" means, on any date, the ratio of (a) current assets of the Borrower and its Subsidiaries on such date to (b) current liabilities of the Borrower and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.
"Debt Service Coverage Ratio" means, with respect to Borrower and its Subsidiaries, at any time for the period measured, determined in accordance with GAAP, the ratio of (i) the sum of Borrower's and its Subsidiaries' net income before taxes and amortization, plus depreciation and interest, to (ii) the sum of interest expense and principal payments on Indebtedness that were paid or were due and payable for during such period.

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"Debt to Equity Ratio" for any period means the ratio of (a) the total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, to (b) the equity of the holders of any Capital Securities of Borrower and its Subsidiaries.
"Default Rate" shall mean a per annum rate of interest equal to the Interest Rate plus four percent (4.00%).
"Designated Person" shall mean a Person designated by the Borrower in writing to the Bank and reasonably acceptable to the Bank, until such designation has been revoked in writing by the Borrower to the Bank and a substituted Designated Person, reasonably acceptable to the Bank, has been similarly designated by the Borrower.
"Domestic Subsidiary" shall mean any Subsidiary which is (a) directly owned by a Borrower and/or another Domestic Subsidiary and (b) organized under the laws of the United States or any political subdivision of the United States.
"EBIT" shall mean, for any period, determined for the Borrower and its Subsidiaries on a consolidated basis, the sum of the following, all determined in accordance with GAAP and without duplication:
(a) the net income (or net loss) after loss reserves for such period;
plus (b) to the extent included in determining such net income, the sum of the following for such period: (i) Interest Expense, (ii) foreign, federal, state and local taxes paid in cash and paid on, or measured by, income or capital, including franchise or similar taxes, (iii) any non-cash impairment charges and other non-cash charges or losses, (iv) non-cash employee compensation expense and other non-cash expenses, (v) losses and expenses covered by insurance or an indemnification provision acceptable to the Bank in its reasonable discretion, in an aggregate amount not to exceed 10% of EBIT in any twelve-month period for purposes of this calculation, (vi) the total of all charges to earnings which constitute purchase accounting adjustments (vii) any extraordinary charge or loss, (viii) any net unrealized loss (after any offset) resulting from currency translation losses related to currency remeasurements of Indebtedness (excluding intercompany indebtedness), including any net loss resulting from obligations under hedging agreements for currency exchange risk, and any foreign currency translation losses;
minus (c) to the extent included in determining such net income, the sum of the following for such period: (i) all extraordinary gains, and (iii) any cash expenditure in respect of any reserves or other non-cash items added back to EBIT in a prior period.
Except as set forth in Section 1.2, the Borrower shall not make any calculation of EBIT on a pro forma basis for purposes of this Agreement without the Bank's prior written consent (not to be unreasonably withheld or delayed), which may be made subject to additional diligence or reporting, all in the Bank's reasonable discretion.
"Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation

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benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by Borrower or to which Borrower is a party or may have any liability or by which Borrower is bound.
“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement dated as of even date herewith by and among Borrower, Secured Guarantor, and Bank.
"Environmental Laws" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601, et seq.); the Resource Conservation and Recovery Act, 42 U.S.0 § 6901 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984 (42 U.S.C. § 6901, et seq.); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984 (42 U.S.C. § 6901, et seq.); the National Environmental Policy Act of 1970 (42 U.S.C. § 4321, et seq.), the Rivers and Harbors Act of 1899 (33 U.S.C. § 401, et seq.), the Endangered Species Act of 1973, as amended (16 U.S.C. §1531, et seq.); the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; Title 13 of the Indiana Code; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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"Event of Default" shall mean any of the events or conditions set forth in Article 10 hereof.
"Excluded Assets" shall mean, with respect to any Person, (i) any asset that is not permitted to be pledged by applicable law, and (ii) any Excluded Contract but in each case, only so long as (a) such Excluded Contract specifically prohibits the grant of a security interest as provided in this Agreement and the Loan Documents in Borrower's or any Domestic Subsidiary's right, title and interest in such Excluded Contract, and (b) upon the termination of such contractual prohibition (howsoever arising), the Collateral shall be deemed to immediately include any such formerly excluded property, right or interest.
"Excluded Contract" shall mean any contract or agreement entered into by Borrower or any Domestic Subsidiary in the ordinary course of business, which is in full force and effect as of the Closing Date, if pursuant to such contract or agreement the grant by Borrower or a Domestic Subsidiary of a security interest in Borrower's or any Domestic Subsidiary's right, title and interest in such contract or agreement shall result in an effective default under such contract or agreement pursuant to an enforceable provision of such contract or agreement (other than to the extent that any such enforceable contractual provision would be rendered ineffective pursuant to applicable law or Sections 9-406, 9-407, 9-408 or 9-409 of the Code).
"Excluded Swap Obligations" shall mean with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
"Fiscal Quarter" shall mean a fiscal quarter of a Fiscal Year.
"Fiscal Year" shall mean the fiscal year of Borrower, which period shall be the 12-month period ending on December 31 of each year.
"Fixed Charge Coverage Ratio" shall mean, for any period, for the Borrower and its Subsidiaries (on a consolidated basis and determined in accordance with GAAP, without duplication) for the twelve-months ending on the last day of such period, the ratio of: (a) EBIT minus (i) foreign, federal, state and local taxes actually paid during such period, plus (ii) Fixed Charges during such period, to (b) the sum of the Fixed Charges. The Fixed Charge Coverage Ratio shall be calculated without including any multiple in the denominator, on a trailing twelve-month basis ending on the last day of the relevant period.
"Fixed Charges" means, for any period, (i) principal amounts paid or scheduled to be paid on Indebtedness during such period, (ii) plus Interest Expense paid in cash or scheduled to be

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paid during such period, (iii) plus business taxes paid or scheduled to be paid during such period, (iv) plus insurance paid or scheduled to be paid during such period, plus (v) amounts paid or payable for such period with respect to Capital Lease Obligations.
"GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.
"Guarantors" or "Guarantor" means Secured Guarantor and Unsecured Guarantor.
"Guarantor Security Agreement" means that certain Guarantor Security Agreement dated as of even date herewith by and between Secured Guarantor and Bank which secures Borrower's obligations under this Agreement with certain collateral owned by Secured Guarantor, as further described therein.
"Guaranties" means collectively, the Secured Guaranty Agreement and the Guaranty Agreement.
"Guaranty Agreement" means that certain Unconditional and Continuing Guaranty Agreement by and between AquaBounty Farms, Inc., a Delaware corporation, and Lender.
"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority.
"Indebtedness" shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of a Person for borrowed money or for the deferred purchase price of property or services (other than deferred compensation or earnout obligations not due and payable), (b) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien), (c) the aggregate amount of all Capitalized Lease Obligations of such Person, (d) all guaranteed indebtedness of such Person, (e) all obligations under any Interest Rate Agreements, and (f) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

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"Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.
"Interest Expense" shall mean for any period the total interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued (including the interest component of Capital Leases, commitment and letter of credit fees), and net payments (if any) pursuant to Interest Rate Agreements.
"Interest Rate" shall mean the rate of interest per annum on U.S. Treasury Notes having a maturity of five (5) years as shown in the 5 year listing in the column under the heading "Treasury Constant Maturities" for the date closest to the Closing Date, of the Federal Reserve statistical release FORM H 15 which has been most recently published, plus five percent (5.0%); provided that, upon the fifth anniversary of the Closing Date, the rate of interest shall be the interest rate per annum on U.S. Treasury Notes having a maturity of five (5) years as shown in the 5 year listing in the column under the heading "Treasury Constant Maturities" for the date closest to the date that is the fifth anniversary of the Closing Date, plus five percent (5%) and shall be fixed at this rate for the remainder of the term of the Term Loan.
"Interest Rate Agreements" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Bank) to or under which Borrower is a party or beneficiary.
"Liabilities" shall mean at all times all liabilities of a Person that would be shown as such on a balance sheet of such Person.
"Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower.
"Loan" shall mean the Term Loan and all other loans made by the Bank to Borrower, under and pursuant to this Agreement.
"Loan Documents" shall mean this Agreement, the Environmental Indemnity Agreement, the Guaranties, the Guarantor Security Agreement, the Mortgage, the Term Note, the documents relating to the Bank's Lien on the Collateral and all documents, instruments and agreements delivered in connection with the foregoing.
"Maturity Date" shall mean October 1, 2028.
"Mortgage" shall mean that certain Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement encumbering the Real Property executed by Secured Guarantor and dated as of even date herewith and delivered to the Bank.

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"Obligations" shall mean the Loan, as evidenced by the Term Note, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder (including without limitation reasonable expenses of legal counsel to the Bank) and any and all other liabilities and obligations of Borrower (and of any partnership in which Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Interest Rate Agreements and any treasury management accounts; provided, however, that the term "Obligations" shall not include any Excluded Swap Obligations.
"Obligor" shall mean Borrower, any Guarantor, any other guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.
"Permitted Asset Disposition" means the disposition of any assets in an amount not to exceed $20,000.
"Permitted Indebtedness" shall mean any Indebtedness permitted by Section 8.1 below.
"Permitted Investments" means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof.
"Permitted Liens" shall mean those Liens described in Section 8.2.
"Person" shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.
"Pro Forma Basis" shall mean prepared on a pro forma basis reasonably satisfactory to the Bank.
"Rate Management Obligations" shall mean Obligations arising under any Interest Rate Agreement.
"Real Property" shall mean the land and improvements constructed thereon and all easements and appurtenances thereto located at 11550 E Gregory Road, Albany, Indiana 47320.
"Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.
"Secured Guarantor" means AquaBounty Technologies, Inc., a Delaware corporation.
"Secured Guaranty Agreement" means that certain Unconditional and Continuing Secured Guaranty Agreement by and between Secured Guarantor and Lender.

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"Subsidiary" shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities at least 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, in the case of the Borrower, each reference to Subsidiaries herein shall be a reference to all Domestic Subsidiaries and all Subsidiaries other than Domestic Subsidiaries of the Borrower.
"Swap Obligations" shall mean any Rate Management Obligation that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.
"Term Loan" the direct advance made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.
"Term Loan Commitment" shall mean Four Million and 00/100 Dollars ($4,000,000.00).
"Term Note" shall have the meanings set forth in Section 4.1 hereof.
"UCC" shall mean the Uniform Commercial Code in effect in Indiana from time to time.
"Unsecured Guarantor" means AquaBounty Farms, Inc., a Delaware corporation.
1.2 Accounting Terms. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, consistent with the preparation of the financial statements of the Borrower and Guarantors prior to the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower and Guarantors will be the same after such changes as they were before such changes.
1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.
1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references

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to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured or waived in accordance with Section 12.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.
2.COMMITMENT OF THE BANK.
2.1 Term Loan.
(a) Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make the Term Loan in the amount of the Term Loan Commitment. The Term Loan shall be available to the Borrower in a single principal advance. The Term Loan shall be used by the Borrower for the purpose of performing equipment upgrades, purchasing equipment and other improvements to the Real Property. The Term Loan may be prepaid in whole or in part, subject to the terms of Section 2.1(d), but shall be due in full on the Maturity Date, unless the credit extended under the Term Loan is otherwise terminated or extended as provided in this Agreement.
(b) Interest Rate; Late Payments; Default Rate.
(i) Except as otherwise provided in this Section, the principal amount of the Term Loan outstanding from time to time shall bear interest at the Interest Rate.
(ii) If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower within ten (10) days after the date due (other than the outstanding principal amount of the Loan due on the Maturity Date and/or in the event that the Loan is accelerated by Bank pursuant to the terms and conditions of the Loan Documents), or, for payment of the outstanding principal amount of the Loan due on the Maturity Date or immediately after acceleration, within fifteen (15) days of such Maturity Date or acceleration, Borrower shall pay to Bank upon demand an amount equal to the lesser of two percent (2%) of such unpaid sum or the maximum amount permitted by applicable law, not to exceed $1,000, in order to defray the expense incurred by Bank in handling and processing such delinquent payment and to compensate Bank for the loss of the use of such delinquent payment; provided that the minimum amount of the late charge shall be $50. Any such late payment shall be secured by the Loan Documents to the extent permitted by applicable law.
(iii) The late payment charge will apply individually to all payments past due and will be accessed no more than one (1) time to each late payment. This provision will not be deemed to excuse a late payment or be deemed a

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waiver of any other rights Bank may have including the right to declare the entire unpaid principal and/or interest immediately due and payable. Borrower agree that the late payment charge is a provision for liquidated damages and represents a fair and reasonable estimate of the damages Bank will incur by reason of the late payment considering all circumstances known to Borrower and Bank on the Closing Date. Borrower further agrees that proof of actual damages will be difficult or impossible to ascertain.
(iv) In addition to the late payment charge, any amount of principal or interest on the Term Loan which is not paid when due or within the applicable period stated in Section 2.1(b)(ii), whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate. Interest on the Term Loan shall be computed on the basis of a year of 360 days consisting of 12 thirty-day months.
(c) Term Loan Payments. Prior to October 1, 2021, accrued interest shall be due and payable on the first (1st) day of each calendar month commencing on the first (1st) day of the calendar month immediately following the calendar month in which the disbursement of proceeds of the Term Loan is made. The outstanding principal balance of the Term Loan shall be repaid in installments of principal as follows on the first (1st) day of each calendar month (provided that if such 1st calendar day is not a Business Day, then such payment shall be due and payable on the next Business Day), commencing on October 1, 2021, and continuing on the first (1st) day of each calendar month thereafter (provided that if such first (1st) day is not a Business Day, then such payment shall be due and payable on the next Business Day), until the Maturity Date (unless the Term Loan is sooner paid in full):

Installment Payment Date	Installment Amount
Beginning on October 1, 2021, and the first day of each month thereafter	$56,831.95
(d) Optional Principal Payments; Prepayment Penalty. The Borrower may prepay the Term Note, in whole (100%) or in part, at any time prior to the Maturity Date, if applicable, upon written or telephonic notice to Bank, when such notice is received by Bank before 5:00 p.m. local time on any Business Day provided Borrower pay any applicable Prepayment Penalty; however, Borrower may prepay up to an annual aggregate of ten percent (10%) of the principal balance outstanding as of the Closing Date or as of each anniversary date thereafter. As used herein, "anniversary date" means the month and date of any year subsequent to the Closing Date. Any prepayment in excess of the ten percent (10%) limitation (the "Excess Payment") shall be subject to the prepayment penalty below. The "Prepayment Penalty" shall be assessed as follows:
(i) If the prepayment occurs on or before the fifth anniversary date of the Term Loan, the Prepayment Penalty will equal five percent (5%) of the Excess Payment.

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2.2 Additional Loan Provisions.
(a) Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount. If the Bank makes such a demand, the Bank shall provide notice to the Borrower describing such demand and the basis for such demand.
(b) Authorization for Direct Payments (ACH Debits). To effectuate any payment due under the Term Note, or under any of the other Loan Documents, the Borrower herby authorizes the Bank to initiate debit entries to Account Number 2357747 at the Bank and to debit the same to such account; provided that the Bank shall use its best efforts to provide the Borrower with notice of any such debit entry prior to, or promptly following, initiation of such debit entry. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents and warrants that the Borrower is and will be the owner of all funds in such account. Borrower acknowledges that: (i) such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (ii) the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (iii) if a debit is not made because the above-referenced account does not have a sufficient available balance or otherwise, the payment may be late or past due.
(c) Bank's Right of Setoff. The Borrower grants to the Bank a security interest in the Borrower's accounts and deposits held by the Bank, and the Bank is authorized to setoff and apply amounts in all such accounts and deposits, and all securities and other property in the custody, possession or control of the Bank, against any and all Obligations. This right of setoff may be exercised at any time and from time to time after the occurrence and during the continuation of an Event of Default, without prior notice to or demand on the Borrower and regardless of whether any Obligations are contingent, unmatured or unliquidated.
2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year of 360 days consisting of 12 thirty-day months and shall be paid for the actual number of days elapsed. Principal payments

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submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Term Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. All payments shall be made in immediately available funds.
3.CONDITIONS OF BORROWING.
Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loan (whether as of the date of this Agreement or at any time thereafter) if any of the following conditions shall have occurred.
3.1 Loan Documents. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory in form and substance to the Bank and the Bank's counsel, in their sole discretion:
(a) Loan Agreement. Two copies of this Agreement duly executed by the Borrower.
(b) Term Note. A Term Note duly executed by the Borrower, in the form attached hereto as Exhibit A.
(c) Mortgage. The Mortgage, duly executed by Secured Guarantor.
(d) Guaranties. The Guaranties, duly executed by each Guarantor party thereto.
(e) Guarantor Security Agreement. The Guarantor Security Agreement, duly executed by the Secured Guarantor.
(f) Environmental Indemnity Agreement. The Environmental Indemnity Agreement, duly executed by Secured Guarantor and Borrower.
(g) Collateral Access Agreement(s). Executed collateral access agreement(s), relating to the leased premises of the Borrower, if any.
(h) Solvency Certificate. A solvency certificate in the form attached hereto as Exhibit C, duly executed by the authorized officer of Borrower confirming the solvency of Borrower after giving effect to the loan transactions contemplated by this Agreement, which certificate shall be in form and substance acceptable to the Bank in its sole discretion.
(i) Resolutions and Organizational Documents of the Borrower and Guarantors. Resolutions of the board of directors, shareholders, members and/or managers of Borrower and each Guarantor authorizing the execution of this Agreement and the Loan Documents, Certificates of Good Standing and/or Existence from Borrower's and each Guarantor's jurisdiction of incorporation or organization, Certified Articles of Incorporation (or equivalent organizational document), and Bylaws (or

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equivalent organizational document), all certified as accurate and complete by Borrower's and each Guarantor's corporate secretary.
(j) Additional Documents. Such other certificates, financial statements, schedules, resolutions, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.
3.2 Origination Fee. The Borrower shall have failed to pay any fees, costs and expenses of the Bank, including any appraisals, title insurance, recording fees, etc., to the extent then due and payable on (or invoiced prior to) the Closing Date (including without limitation the Bank's origination fee of $60,000).
3.3 Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.
3.4 Adverse Changes. A material adverse change in the financial condition or affairs of the Borrower shall have occurred since December 31, 2019, and shall not have been reflected in the financial statements of Borrower and Guarantors previously provided to the Bank.
3.5 Litigation. Any litigation or governmental proceeding shall have been instituted against Borrower or any of their respective officers or shareholders, members or managers, which in the discretion of the Bank, reasonably exercised, materially adversely affects the financial condition or continued operation of Borrower.
3.6 Representations and Warranties; Covenants. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date, or the Borrower shall have failed to comply with any covenant contained herein or in any Loan Agreement.
4.NOTE EVIDENCING LOAN.
4.1 Term Note. The Term Loan shall be evidenced by a single Term Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and given in substitution therefor, the "Term Note") in the form of Exhibit A attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the disbursement of the Term Loan or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Term Loan advanced hereunder, (ii) any unpaid interest owing on the Term Loan and (iii) all amounts repaid on the Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

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5.MANNER OF BORROWING.
The Term Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. The proceeds of the Term Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and reasonably acceptable to the Bank.
The Bank is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of Borrower, whether or not that is in fact the case. Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including reasonable court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto, except to the extent such losses and expenses are due to Bank's gross negligence or willful misconduct.
6.SECURITY FOR THE OBLIGATIONS.
6.1 Security for Obligations. As security for the payment of the Obligations, Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional first priority security interest in and to any and all property of Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the "Collateral"):
(a) all property of, or for the account of, Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank or any participant with the Bank in the Loan (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and
(b) the additional property of Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of Borrower's books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of Borrower's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:
(i) All Accounts and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower, or rejected or refused by an account debtor;
(ii) All General Intangibles;

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(iii) All Inventory, including, without limitation, raw materials, work-in-process and finished goods;
(iv) All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;
(v) All Securities, Investment Property, Security Certificates and Deposit Accounts;
(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, health care insurance receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles and contract rights;
(vii) All Proceeds from the foregoing; and
(viii) All insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums.
(c) Notwithstanding the foregoing grant or anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.
6.2 Possession and Transfer of Collateral. Until an Event of Default has occurred and is continuing hereunder, the Borrower shall be entitled to possession or use of the Collateral. The cancellation or surrender of the Term Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except for a Permitted Asset Disposition or to the extent otherwise permitted pursuant to this Agreement, nor move nor remove any Collateral from Borrower's premises in the State of Indiana, and provided that the Borrower may sell Inventory in the ordinary course of business.
6.3 Financing Statements. Borrower shall, at the Bank's request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems reasonably necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Article 8 hereof). Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing

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statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to the Bank promptly upon request. Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the data of this Agreement.
6.4 Additional Collateral. During the continuance of an Event of Default, Borrower shall deliver to the Bank immediately upon its demand, such other collateral owned by any Borrower or any of its Domestic Subsidiaries as the Bank may from time to time reasonably request, should the value of the Collateral, in the Bank's sole and absolute discretion, decline, deteriorate, depreciate or become impaired.
6.5 Automatic Release of Collateral and Obligors. Any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.4 shall be automatically released from any lien created by the Loan Documents. In each case as specified in this Section 6.5, the Bank will, at the Borrower's expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to evidence the release of such Obligor from its obligations under this Agreement, in each case in accordance with the terms of the Loan Documents and this Section 6.5.
6.6 Preservation of the Collateral. The Bank may, but is not required to, take such action from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrower shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank's status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, Borrower represents to, and covenants with, the Bank that Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and Borrower agrees that the Bank shall have no responsibility or liability for informing Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.
6.7 Other Actions as to any and all Collateral. Borrower further agrees to take any other action reasonably requested by the Bank to insure the attachment, perfection and first

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priority of, and the ability of the Bank to enforce, the Bank's security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that Borrower's signature thereon is required therefor, (b) causing the Bank's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank's security interest in such Collateral, (d) using commercially reasonable efforts to obtain governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (e) using commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Bank, and (f) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.
6.8 Letter-of-Credit Rights. If Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.
6.9 Commercial Tort Claims. If Borrower shall at any time hold or acquire a commercial tort claim with a value in excess of $10,000, Borrower shall promptly notify the Bank in writing signed by Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Bank.
7.REPRESENTATIONS AND WARRANTIES.
To induce the Bank to make the Loan, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:
7.1 Organization, Name and Capital Structure of Borrower, Guarantors and Subsidiaries.
(a) Borrower and each Guarantor is an entity duly organized or formed, existing and in good standing under the laws of the State of Delaware, with full and adequate corporate or limited liability power, as applicable, to carry on and conduct its business as presently conducted. Borrower and each Guarantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such

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qualification or licensing. The exact legal name of Borrower is as set forth in the first paragraph of this Agreement, and Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name. One hundred percent (100%) of the outstanding Capital Securities of Borrower are owned by Unsecured Guarantor, and one hundred percent (100%) of the outstanding Capital Securities of Unsecured Guarantor are owned by Secured Guarantor.
(b) Each Subsidiary of Borrower and Guarantors is duly organized, existing and in good standing under the laws of the State or country of its incorporation or organization, with full and adequate corporate power to carry on and conduct its business as presently conducted. Each Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing. As of the Closing Date, the exact legal name and an organizational chart showing ownership of each Subsidiary of Borrower and Guarantors is as set forth in Schedule 7.1, and no Subsidiary currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name.
7.2 Authorization; Validity. Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents to which it is a party as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of Borrower's Obligations under this Agreement or any of the other Loan Documents violate or contravene any provision of law or of the organizational documents of Borrower. All necessary and appropriate action has been taken on the part of Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of Borrower enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors' rights generally.
7.3 Compliance With Laws. The nature and transaction of Borrower's and its Domestic Subsidiaries' (if any) business and operations and the use of their respective properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by Borrower, do not and during the term of the Loan shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Environmental Laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent any such violation or conflict would not have a material adverse effect on the financial condition of Borrower. The Real Property and any property leased by the Borrower are in full compliance and conformity with all zoning requirements.
7.4 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by Borrower and the Guarantors in connection with the Loan shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental

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authority the violation of which would have a material adverse effect on Borrower or its Subsidiaries, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or any of its Subsidiaries is a party or by which Borrower or its Subsidiaries or any of their property or assets may be bound, except to the extent such conflict, inconsistency, breach or default would not have a material adverse effect on the financial condition of Borrower or its Subsidiaries.
7.5 Collateral Representations. Borrower is the sole owner of its portion of the Collateral, free from any Lien of any kind, other than Permitted Liens.
7.6 Financial Statements. All financial statements submitted to the Bank are true, complete and correct and have been prepared in accordance with GAAP (or, in the case of financial statements for non-Domestic Subsidiaries, similar accounting standards) on a basis, except as otherwise noted therein, consistent with the previous Fiscal Year and truly and accurately reflect the financial condition of the Borrower and Guarantors and the results of the operations for the Borrower and Guarantors as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower and Guarantors to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrower or any Guarantor, including the Real Property, or any changes except those occurring in the ordinary course of business.
7.7 Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of Borrower, threatened, against Borrower or any of its Subsidiaries, the Real Property or the Collateral, which, if adversely determined, would be likely to result in any material adverse change in the financial condition or properties, business or operations of Borrower or any Subsidiary. Borrower and all Subsidiaries have duly filed all applicable income or other tax returns and has paid all income or other taxes when due (after application of any permitted extensions therefor), except for any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and the contesting of which does not create a Lien that is not a Permitted Lien. As of the Closing Date, there is no controversy or objection pending, or to the knowledge of Borrower, threatened in respect of any tax returns of Borrower or any Subsidiaries. Neither Borrower, nor any Guarantor (i) has received notice of any claim with respect to any Environmental Liability or material violation of Environmental Law or knows of any basis for any material Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect, neither Borrower nor any Guarantor (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.
7.8 Event of Default. No Event of Default has occurred and is continuing, and, to Borrower's knowledge, no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and Borrower is not in default (taking into account any applicable

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grace or cure periods) under any contract or agreement to which it is a party, the effect of which default shall materially adversely affect the performance by Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.
7.9 ERISA Obligations. Except for the Employee Plans listed on Schedule 7.9, (a) all Employee Plans of Borrower and its Domestic Subsidiaries meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified; (b) no withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies; and (c) Borrower and its Domestic Subsidiaries have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their properties or assets.
7.10 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or, to Borrower's knowledge threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could materially adversely affect the ability of Borrower or any Domestic Subsidiaries to perform their obligations under the Loan Documents, (c) would constitute an Event of Default under any of the Loan Documents, or (d) would constitute such a default with the giving of notice or lapse of time or both.
7.11 Lending Relationship. Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on as open and arm's length basis in which no fiduciary relationship exists and that Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loan. The Bank represents that it will receive the Term Note payable to its order as evidence of a bank loan.
7.12 Business Loan. The Loan, including interest rate, fees and charges as contemplated hereby, (i) are an exempted transaction under the Truth-In-Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (ii) do not, and when disbursed shall not, violate the provisions of the Indiana usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loan.
7.13 Compliance with Regulation U. No portion of the proceeds of the Loan shall be used by Borrower, or any affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.
7.14 Governmental Regulation. Borrower and its Domestic Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under the Investment Company Act of 1940 or to any federal or state statute or regulation limiting their ability to incur indebtedness for borrowed money.

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7.15 Properties. The principal place of business of Borrower is 2 Mill and Main Place, Suite 395, Maynard, MA 01754, and the Borrower shall promptly notify the Bank of any change in such location. Schedule 7.15 sets forth the address of each parcel of real property that is owned or leased by Borrower. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Borrower has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 8.2. Borrower will not remove or permit the Collateral to be removed from such locations listed on Schedule 7.15 without the prior written consent of the Bank, except for Inventory sold in the usual and ordinary course of the Borrower's business.
7.16 Intellectual Property. The Borrower owns, or is licensed to use, all material trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, a correct and complete list of which as of the date of this Agreement is set forth on Schedule 7.16, and the use thereof by Borrower does not infringe in any material respect upon the rights of any other Person, and Borrower's rights thereto are not subject to any licensing agreement or similar arrangement.
7.17 Material Contracts. All material contracts to which Borrower is a party or is bound as of the date of this Agreement are listed on Schedule 7.17 (the "Material Contracts"). Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material contract to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
7.18 Disclosures. (a) Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to the Bank in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
7.19 Insurance. Schedule 7.19 sets forth a description of all insurance maintained by or on behalf of Borrower as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid.
7.20 Title. The Collateral is owned free and clear of all liens, claims and encumbrances, except for the Permitted Liens. There are no sale contracts or other similar agreements affecting all or any portion of the Real Property. Secured Guarantor owns good and marketable fee simple title to the Real Property that will be secured by the Mortgage, and the other collateral secured by the Secured Guaranty Agreement.
7.21 Employment Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Borrower pending or, to the knowledge of Borrower, threatened. The hours worked by and payments made to employees of Borrower have not been in violation of the Fair

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Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from Borrower, or for which any claim may be made against Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower.
7.22 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Bank, and such Liens constitute perfected and continuing Liens on the Collateral, enforceable against Borrower and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Bank pursuant to any applicable law or agreement, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Bank has not obtained or does not maintain possession of such Collateral.
7.23 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower or the Guarantors fully and fairly state, in all material respects, the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.
7.24 Hazardous Materials. Apart from diesel stored in storage tanks used to supply generators on the Real Property, no Hazardous Materials have been generated, released, stored or deposited over, beneath or on the Real Property or any property leased by the Borrower, or in any structure located on the Real Property or any leased property. No Hazardous Materials have been used or will be used in the construction of all or any portion of the Real Property or any leased property, nor, to the best of the Borrower's actual knowledge after due inquiry, has any part of the Real Property or any leased property been used for or as a land fill, the result of which could impose any liability against the Borrower, the Bank or the Real Property or any leased property under any applicable law or regulation, including, without limitation the Environmental Laws. Borrower covenants that it shall indemnify, hold harmless and defend the Bank from any and all claims, losses, damages, response costs and expenses (collectively, "Claims") arising out of or in any way relating to the past, present or future presence, removal or disposal of any Hazardous Materials over, beneath, in or on the Real Property or any leased property regardless of whether such presence, removal or disposal constitutes a breach of the representations, warranties, covenants and agreements set forth in this Section, including, but not limited to: (a) claims of third parties (including governmental agencies) for damages, penalties, response costs, injunctive or other relief; (b) costs of removal and restoration, including fees of attorneys and experts and costs of reporting the existence of any Hazardous Materials to any governmental agency; and (c) any and all expenses or obligations incurred at, before and after any trial or appeal therefrom, including without limitation, attorneys' fees, witness fees, deposition costs, photocopying charges and other expenses, all of which shall be paid by the Borrower when incurred.

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8.NEGATIVE COVENANTS. Borrower hereby covenants and agrees as follows:
8.1 Indebtedness. The Borrower shall not (and shall not permit any Domestic Subsidiaries to), either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except the following (all of the following, collectively, "Permitted Indebtedness"):
(a) the Obligations;
(b) the Indebtedness listed on Schedule 8.1;
(c) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;
(d) obligations of Borrower (or its Domestic Subsidiaries, as the case may be) for taxes, assessments, municipal or other governmental charges;
(e) obligations of Borrower (or its Domestic Subsidiaries, as the case may be) for accounts payable, other than for money borrowed, incurred in the ordinary course of business;
(f) Indebtedness incurred by the Borrower simultaneously with and used to finance the purchase or lease of personal property (including Capital Leases) to be used in the ordinary course of business, which Indebtedness (except and excluding Capital Leases) shall not exceed an amount equal to the lesser of seventy-five percent (75%) of the lesser of the cost or fair market value of the personal property;
(g) Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, bid, performance and surety bonds, in each case, in the ordinary course of business;
(h) Indebtedness in connection with Interest Rate Agreements entered into with the Bank in the ordinary course of business and not for speculative purposes;
(i) Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums; and
(j) other Indebtedness not exceeding $50,000 in the aggregate at any time outstanding incurred with the prior written approval of the Bank.
8.2 Encumbrances. The Borrower shall not (and shall not permit any Domestic Subsidiaries to), either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of Borrower (or any Domestic Subsidiaries, as the case may be), whether owned at the date hereof or hereafter acquired except (all of the following, collectively, “Permitted Liens”):
(a) the Liens listed on Schedule 8.2;

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(b) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings;
(c) Liens or charges incidental to the conduct of its business or the ownership of its property and assets, including easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title or other similar charges or encumbrances, which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(d) good faith deposits in connection with lending contracts or leases to which any Borrower (or any Domestic Subsidiaries, as the case may be) is a party;
(e) deposits to secure public or statutory obligations of any Borrower (or any Domestic Subsidiaries, as the case may be), including, without limitation, Liens arising under workers' compensation, unemployment insurance, social security, and other similar laws and regulations;
(f) Liens existing on the date hereof and disclosed on the financial statements referred to in Section 7.6;
(g) Liens granted to the Bank hereunder and Liens securing purchase money indebtedness, permitted under Section 8.1(f);
(h) mechanics' or materialmen's liens, landlords' liens, carriers' liens and software licenses, in each case incurred or granted in the ordinary course of business;
(i) Liens to which the Bank consents in writing; and
(j) extensions, renewals or replacements of any of the foregoing.
8.3 Investments. The Borrower shall not (and shall not permit any Domestic Subsidiaries to), either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:
(a) Permitted Investments, subject to control agreements in favor of the Bank or otherwise subject to a perfected security interest in favor of the Bank;
(b) investments held in accounts at the Bank or any affiliate of the Bank;
(c) investments listed on Schedule 8.3 attached hereto;
(d) investments received as the non-cash portion of consideration received in connection with dispositions permitted pursuant to Section 8.4 (provided that the

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Borrower has provided the Bank with prompt notice of receipt of each such portion of non-cash consideration);
(e) investments or loans in or to any wholly owned Domestic Subsidiary of the Borrower; or
(f) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments acquired in connection with the settlement of delinquent accounts or notes receivable or in connection with the bankruptcy or reorganization of suppliers or customers (to the extent such investments are made in the ordinary course of Borrower's business).
8.4 Merger; Change in Management. Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise dispose of all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, divide or dissolve, without providing the Bank written notice within ten (10) days of such change. Borrower will not effect material changes to the present executive or management personnel of Borrower without providing the Bank written notice within ten (10) days of such change.
8.5 Issuance of Stock. Borrower shall not (and shall not permit any Domestic Subsidiary to), either directly or indirectly, issue or distribute any additional Capital Securities of Borrower (or any Domestic Subsidiary, as the case may be); provided that Borrower may issue or distribute Capital Securities if Borrower has obtained the prior written approval of the Bank and if Borrower complies with the provisions of Section 2.2(a)(ii) with respect to the proceeds of such sale of Capital Securities.
8.6 Distributions. Borrower shall not (and shall not permit any Domestic Subsidiary to), either directly or indirectly, purchase or redeem any shares of their stock or membership interests or declare or pay any dividends without the prior written approval of the Bank.
8.7 Change of Legal Status. Borrower shall not change (and shall not permit any Domestic Subsidiary to change) its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure, in each case without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed.
8.8 Continuity of Operations. Without the prior written consent of the Bank (which consent shall not be unreasonably withheld or delayed), Borrower shall not, nor shall any Domestic Subsidiary, (a) engage in any business activities substantially different from those in which the Borrower is presently engaged; (b) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, (c) change their names, dissolve, or sell any assets out of the ordinary course of business; or (d) enter into any arrangement with any person providing of the leasing by Borrower or any Domestic Subsidiary of real or personal property which has been sold or transferred by Borrower or Domestic Subsidiary to such person, in each case except as permitted by Section 8.4.

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8.9 Conflicting Agreements. Borrower shall not, nor shall any Domestic Subsidiary, enter into any agreement containing any provision which would be violated or breached by the performance of the obligations of Borrower or a Domestic Subsidiary under this Agreement or any of the other Loan Documents.
8.10 Transfer of Ownership; Subsidiaries. Without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed, Borrower shall not (a) permit any pledge of any ownership interest in Borrower or any Domestic Subsidiary, or any sale or other transfer of any ownership interest in Borrower or any Domestic Subsidiary, or (b) form, create, or acquire any Domestic Subsidiary.
8.11 Excluded Assets. Borrower shall provide prompt written notice to the Bank if the aggregate value of all Excluded Assets shall exceed $10,000 at any time, provided however, that the aggregate value of all Excluded Assets shall not exceed $50,000 at any time.
8.12 Employee Plans. After the Closing Date, Borrower shall not, nor shall any Domestic Subsidiary, participate in or contribute to any Employee Plans other than: (i) those disclosed on Schedule 7.9, or (ii) other reasonably similar Employee Plans that would not have a material adverse effect on Borrower's or any Domestic Subsidiary's financial condition, operations or business.
8.13 Leases. Borrower shall not, nor shall any Domestic Subsidiary, enter into any lease with an aggregate total payout of $100,000 or more without the prior written consent of the Bank.
9.AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees as follows:
9.1 Compliance with Bank Regulatory Requirements. The Borrower shall reimburse the Bank for the Bank's additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loan, whether or not having the force of law, shall impose, modify or deem applicable any reserve and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loan by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loan, the result of which is to either increase the cost to the Bank of making or maintaining the Loan or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loan. The Borrower shall pay any such reimbursement to the Bank on the next scheduled payment date as set forth in Section 2.2, provided that the Bank shall have provided the Borrower with at least five Business Days' prior written notice of such reimbursement request. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loan. All Loan shall be deemed to be match funded for the purposes of the Bank's determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any

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such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.
9.2 Borrower's Existence; Organization of Borrower and Affiliates. Borrower shall (and shall cause its Subsidiaries to) at all times preserve and maintain its corporate existence (except as permitted under Section 8.4 or 8.10), rights, franchises and privileges, and shall at all times continue as going concerns in the same general lines of business which Borrower is presently conducting, and businesses reasonably related thereto. If Borrower or any of its Domestic Subsidiaries does not have a state issued identification number and later obtains one, Borrower shall promptly notify the Bank of such organizational identification number.
9.3 Maintain Property. Borrower shall (and shall cause its Subsidiaries to) maintain good and marketable title to all of Borrower's assets and properties. The Borrower shall (and shall cause all its Subsidiaries to) at all times maintain, preserve and keep their plant, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained, if failure to so maintain would have a material adverse effect on Borrower's financial condition, operations or business. Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times and upon reasonable prior notice to Borrower. Borrower shall reimburse the Bank for the costs of performing all such inspections or audits, provided that unless an Event of Default exists and is continuing, the Borrower shall not be required to reimburse the Bank for the cost of more than two (2) such inspections or audits per calendar year.
9.4 Maintain Insurance. The Borrower shall at all times insure, cause to be insured, and keep insured by insurance companies reasonably acceptable to the Bank, all insurable property owned by the Borrower which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers', public and professional liability risks, and, with respect to the Real Property, ensure that coverage is in place in an amount sufficient to replace the Real Property in accordance with the appraisal performed in conjunction with this Loan and with a maximum deductible of $25,000 per incident. At least three (3) days prior to the Closing Date, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9.4. All such policies of insurance must be reasonably satisfactory to the Bank in relation to the insurance provided, amount and term of the Obligations and type and value of the Collateral and assets of the Borrower and all policies shall identify the Bank as lender's loss payee and as an additional insured, and, on the policies relation to the Real Property, as mortgagee. In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may, upon at least five Business Days' prior written notice to Borrower (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and

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take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect any Borrower's interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable upon at least five Business Days' prior written notice to Borrower. The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own may be added to the total Obligations due and owing.
9.5 Tax Liabilities. The Borrower and its Domestic Subsidiaries shall at all times pay and discharge all material property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any Domestic Subsidiaries any of their material properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings. The Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount, or imposition of any tax, assessment, or charge. Upon a good faith contest, the Borrower may delay or refuse payment of the tax, assessment, or charge, if: (a) the Borrower establishes adequate reserves in accordance with GAAP to cover the anticipated liability for the contested taxes, assessments, or charges; and (b) the contest does not have a material adverse effect on Borrower's financial condition, results of operations or business, the ability of Borrower to pay any of the Liabilities, or the priority of Bank's security interest in the Collateral.
9.6 ERISA Liabilities; Employee Plans. Borrower shall (and shall cause any Domestic Subsidiaries to) (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by any Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 40l of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.
9.7 Financial Statements. The Borrower shall at all times maintain (and shall cause Guarantors and their Subsidiaries to maintain) a standard and modern system of accounting, on

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the accrual basis of accounting and in all respects in accordance with GAAP (or, in the case of financial statements for non-Domestic Subsidiaries, similar accounting standards), and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, Guarantors and their Subsidiaries, respectively, as the Bank may reasonably request, including, but not limited to:
(a) as to Borrower, Guarantors and their consolidated Subsidiaries, as soon as available, and in any event, within one hundred twenty (120) days after the close of each Fiscal Year, copies of (i) the consolidated audited annual financial statements for Borrower, Guarantors and their Subsidiaries (as applicable), and (ii) the unaudited annual financial statements for Borrower derived from the Secured Guarantor's annual audited consolidated financial statements, including, for both (i) and (ii), balance sheet, statement of cash flows, and statement of income and retained earnings for the Fiscal Year then ended; consolidated tax returns for the Fiscal Year then ended, and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and audited by the Borrower's independent outside accountants, with such audit performed by a certified public accountant reasonably satisfactory to Bank;
(b) as to Borrower and its consolidated Subsidiaries, as soon as available, and in any event, within thirty (30) days following the end of each calendar month, monthly reports identifying capital project updates, production records and profit and loss compared to projections of the Borrower; and
(c) as soon as available, and in any event, within forty-five (45) days following the end of each Fiscal Quarter of each Fiscal Year, a Covenant Compliance Certificate in the form of Exhibit B hereto.
No change with respect to such accounting principles shall be made by Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect, in all material respects, the financial condition of the Borrower and Guarantors. The Bank shall have the right at all times during business hours with reasonable prior notice to Borrower to inspect the books and records of the Borrower and Guarantors and make extracts therefrom. The Borrower agrees to advise the Bank immediately of any adverse change in the financial condition, the operations or any other status of Borrower or any Guarantor.
9.8 Supplemental Financial Statements. The Borrower shall, within ten (10) business days of receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower or Guarantors by independent accountants in connection with any interim audit or review of the books of the Borrower and/or Guarantors.
9.9 Compliance with Law. (a) The Borrower shall comply, and cause any Domestic Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits; (b) without limiting clause (a) above, ensure, and cause its Domestic Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls Borrower or any Domestic Subsidiary is or shall be (i) listed on the

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Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; and (c) without limiting clause (a) above, comply, and cause its Domestic Subsidiaries to comply, with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations.
9.10 Other Reports. The Borrower shall, within such reasonable period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.
9.11 Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank's Lien in the Collateral including, without limitation, placing a legend, in form and content reasonably acceptable to the Bank, on all Chattel Paper created by the Borrower indicating that the Bank has a Lien in such Chattel Paper.
9.12 Notice of Proceedings. The Borrower shall, within five (5) Business Days after knowledge thereof shall have come to the attention of any officer of Borrower or any Domestic Subsidiary, give written notice to the Bank of: (a) all material threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency involving Borrower or any Domestic Subsidiary; (b) the occurrence of any event which gives rise to the Bank's option to terminate the credit facilities described in this Agreement; (c) the institution of steps by Borrower or any Domestic Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which Borrower or any Domestic Subsidiary may have liability; and (d) any reportable event or any prohibited transaction in connection with any Employee Plan.
9.13 Notice of Default. The Borrower shall, immediately after it becomes aware thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.
9.14 Banking Relationship; Interest Rate Agreement. The Borrower covenants and agrees that at all times during the term of this Agreement, the Borrower shall maintain a deposit account with Bank with a minimum balance of $500,000 which shall be considered a maintenance reserve for the Real Property.
9.15 Financial Statement Calculations. The financial requirements set forth in this Article 9 shall be computed in accordance with GAAP (or, in the case of financial statements for non-Domestic Subsidiaries, similar accounting standards) applied on a basis consistent with financial statements previously submitted by the Borrower and Guarantors to the Bank. The financial covenants set forth in Article 10 shall be calculated on the basis of the Borrower's financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP (or, in the case of financial statements for non-Domestic Subsidiaries, similar accounting standards).

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10.EVENTS OF DEFAULT.
The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").
10.1 Nonpayment of Obligations. The Borrower (i) fails to make any payment of principal of the Loan when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) within five (5) Business Days after the same becomes due and payable, (ii) fails to pay when due and payable, interest on, or fees owing in respect of, the Loan or in respect of any of the other Obligations hereunder within five (5) Business Days after the same becomes due and payable, or (iii) fails to pay or reimburse the Bank for any expense reimbursable hereunder or under any other Loan Document within five (5) Business Days after the same becomes due and payable.
10.2 Misrepresentation. Any representation or warranty now or hereafter made by the Borrower in or in connection with this Agreement or any of the Loan Documents is untrue or incorrect in any material respect when made; or any schedule, certificate, statement, report, financial statement, notice, or other writing furnished at any time by Borrower, to the Bank is untrue or incorrect in any material respect on the date as of which the facts are stated or certified; or any representation, warranty, schedule, certificate, statement, report, financial statement, notice, or other writing furnished at any time by Borrower, to the Bank omits to state or include a material fact necessary to make the statement or the writing not misleading.
10.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of twenty (20) days after the Borrower receive notice or knowledge from any source of such failure to perform or default in performance; provided, however that such cure period shall not apply to any covenants included in this Article 10 (including without limitation those contained in Sections 10.9, 10.10, 10.11 and 10.12 below) or the covenants contained in Section 9.14 above.
10.4 Default under Loan Documents. A payment default or any other material default under any provision of any of the other Loan Documents (after expiration of any applicable grace or cure periods) or any other agreement with the Bank, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.
10.5 Default under Other Indebtedness. Any default in the payment of principal, interest or any other sum for any other Indebtedness of $25,000 or more beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement under which any such Indebtedness is created, the effect of which default is to cause or permit the holder of such Indebtedness (or the other party to such other agreement) to cause such Indebtedness to become due prior to its stated maturity.
10.6 Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a

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trustee of any substantial part of the assets of any Obligor is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against such Obligor, the Obligor, by any action or failure to act indicates its approval of consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.
10.7 Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof.
10.8 Judgments. To the extent unsatisfied or undischarged and in effect for thirty (30) consecutive calendar days without a stay of enforcement or execution, the entry of any final judgment, decree, levy, attachment, garnishment or other process of $250,000 or more against any Obligor which is not fully covered by insurance, and which judgment or other process would have a material adverse effect on the ability of Borrower or any Obligor to perform under this Agreement or under any other agreement between such Obligor and the Bank.
10.9 Change in Control. Any Change in Control shall occur.
10.10 Collateral Impairment. The filing of any Lien (other than Permitted Liens) against, all or a material portion of the Collateral, and such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, (iii) discharged, (iv) stayed, or (v) lifted; or any sale, transfer, lease, assignment, conveyance, financing, lien, encumbrance or other transaction made in violation of this Agreement, including but not limited to any sale or other transfer of any of the Collateral or any other collateral securing the Loan.
10.11 Financial Covenants.
(a) Current Ratio. The Borrower will not permit the Current Ratio, determined on the last day of any Fiscal Quarter set forth below, to be less than 1.0 to 1.
(b) Debt to Equity Ratio. The Debt to Equity Ratio shall be less than or equal to (i) for the period ending on December 31, 2021, 1.0 to 4; and (ii) after December 31, 2021, less than or equal to 1.0 to 5, in either instance as calculated as of the last day of each Fiscal Quarter.
(c) Debt Service Coverage Ratio. The Debt Service Coverage Ratio shall be (i) for the Fiscal Quarter beginning on October 1, 2020, and ending on December 31, 2020, greater than or equal to 1.0 to 1; and (ii) for each Fiscal Quarter thereafter beginning on January 1, 2021, greater than or equal to 1.5 to 1.

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(d) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall be greater than or equal to 1.0 to 1, determined as of the end of any Fiscal Quarter for the four most recently ended Fiscal Quarters, beginning with the Fiscal Quarter beginning on January 1, 2021.
10.12 Material Adverse Financial Change. The determination by the Bank that a material adverse change has occurred in the financial condition of the Borrower, Guarantors and their Subsidiaries from the condition set forth in the most recent financial statement of the Borrower, Guarantors and their Subsidiaries furnished to the Bank, or from the financial condition of the Borrower, Guarantors and their Subsidiaries most recently disclosed to the Bank in any manner.
11.REMEDIES.
Upon the occurrence and during the continuation of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 10.6, "Assignment for Creditors", or Section 10.7, "Bankruptcy", all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands (in each case to the extent permitted by law) in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of Borrower or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing, following the occurrence and during the continuation of an Event of Default:
11.1 Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrower's premises without cost to the Bank. The Bank and Borrower acknowledge that a portion of the Collateral consists of certain fish (the "Fish Collateral"). Upon the occurrence and during the continuation of an Event of Default and at the sole consent and discretion of the Bank, Borrower shall have a duty to properly manage and maintain the production, harvesting and selling of the Fish Collateral, according to best practices, in trust for the Bank and solely for the Bank's benefit (the "Fish Production"); provided that (i) purchasers of such Fish Collateral shall submit payments directly to the Bank through a lock-box program to be established by the Bank and Borrower, and (ii) the Bank shall at all times have the right to discontinue the Fish

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Production by Borrower, including but not limited to the Bank locating, in its sole discretion and determination, (x) a qualified replacement manager for the Fish Collateral, or (y) a purchaser for all of the Fish Collateral at a price acceptable to the Bank. Upon the occurrence and during the continuance of an Event of Default beyond the applicable cure period, Borrower agrees that, upon Bank's request, Borrower shall assign or cause to be assigned all rights and interests in and to that certain Lease Agreement, dated November 22, 2005, by and between Thomas David Stone (“Lessor”) and Bell Aquaculture, LLC (the “Original Tenant”) (the “Lease Agreement”), as amended by that certain Addendum to Lease Agreement dated April 28, 2008, by and between Lessor and Original Tenant; as further amended by that certain Addendum to Lease Agreement dated July 29, 2008, by and between Lessor and Original Tenant; as further amended by that certain Second Addendum to Lease Agreement dated October 15, 2008, by and between Lessor and Original Tenant; as further amended by that certain Agreement of Understanding, Consent and Amendment dated March 4, 2016, by and between Lessor and Bell Fish Company LLC (f/k/a TCFI Bell SPE I LLC) (the “Second Tenant”); as assigned to Secured Guarantor under that certain Notice of Assignment of Lease Agreement dated July 7, 2017, from Second Tenant to Lessor; and as assigned as a matter of law to Michael Haydon Miller as Co-Trustee of the 2003 Michael Haydon Miller Trust following its purchase from Lessor of the real property underlying the Lease Agreement and assumption of the rights and obligations of Lessor under the Lease Agreement, in order to allow for the continuation of operations on the Real Property.
11.2 Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may reasonably deem proper, and the Bank may purchase any or all of the Collateral at any such sale (to the extent permitted by law). The Bank may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Term Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition.
11.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the

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Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed reasonably appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank's exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
11.4 UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including reasonable costs of collection and attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.
11.5 Additional Remedies. The Bank shall have the right and power to:
(a) in addition to any other remedies that the Bank may exercise, upon the failure of the Borrower to satisfy any of the financial covenants set forth in Section 10.11, the Interest Rate imposed on the Term Loan shall increase by one-half percent (0.5%), and shall continue to remain at such rate until all financial covenants are brought back into compliance with the terms of this Agreement;
(b) take possession of the Real Property and do anything necessary or desirable in Bank's sole judgment to fulfill the obligations of the Borrower hereunder;
(c) foreclose the Mortgage and exercise any of the rights and remedies contained in this Agreement and/or any of the other Loan Documents and/or exercise any other rights and remedies that Bank may have at law or in equity;

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(d) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any account debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;
(e) enforce collection of any of the Collateral, including, but not limited to any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;
(f) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;
(g) extend, renew or modify for one or more periods (whether or not longer than the original period) the Term Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Term Note or any of the Obligations;
(h) grant releases, compromises or indulgences with respect to the Term Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Term Note or any of the Obligations;
(i) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank's nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;
(j) vote the Collateral;
(k) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and
(l) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan

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Documents, or any of the other Obligations, or the Bank's rights hereunder, under the Term Note or under any of the other Obligations.
Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.
11.6 Attorney-in-Fact. Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as Borrower's true and lawful attorney-in-fact (and agent-in-fact), effective upon the occurrence and during the continuance of an Event of Default, for the purposes set forth in this Section 11.6, in Borrower's name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may reasonably require to perfect and preserve the Bank's security interest in, and to enforce such interests in the Collateral, and (iii) endorse Borrower's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, execute change of address forms with the postmaster of the United States Post Office serving the address of Borrower, change the address of Borrower to that of the Bank, opening all envelopes addressed to Borrower and apply any payments contained therein to the Obligations.
11.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.
11.8 Application of Proceeds. The Bank will upon receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of reasonable expenses incurred by the Bank in connection with the Collateral, including reasonable attorneys' fees and legal expenses as provided for in Section 12.20 hereof.
11.9 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order.

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The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Borrower agrees that in the event that Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
12.MISCELLANEOUS.
12.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the Collateral:
(a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;
(b) release by the Bank of Borrower, any Guarantor, or of all or any part of the Collateral or of any party liable with respect to the Obligations;
(c) release, extension, renewal, modification or substitution by the Bank of the Term Note, or any note evidencing any of the Obligations, or the compromise of the liability of the Obligations; or
(d) failure of the Bank to resort to any other security or to pursue any Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.
12.2 Entire Agreement. This Agreement is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness. This Agreement, together with the Exhibits and Schedules hereto and the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Bank.
12.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.
12.4 WAIVER OF DEFENSES; WAIVER OF SPECIAL DAMAGES. BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTORS OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF

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THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
12.5 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL. EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.
12.6 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOAN, BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE TERM NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF INDIANAPOLIS, INDIANA. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.
12.7 Assignability. The Bank may at any time assign the Bank's rights in this Agreement, the Term Note, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loan. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank, which the Bank will not unreasonably withhold, condition or delay. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrower" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.
12.8 Confidentiality. Borrower and the Bank hereby agree and acknowledge that any and all information relating to Borrower which is (i) furnished by Borrower to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys,

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affiliates, auditors and regulators, and in compliance with the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.
12.9 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.
12.10 Governing Law. This Agreement, the Loan Documents and the Term Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Indiana (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.
12.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective, but this Agreement shall remain in full force and effect as to all other clauses, terms, and conditions, and the remaining provisions of this Agreement shall be amended so as to render the Agreement as a whole most nearly consistent with the parties' intentions in light of the removal of the invalid or illegal provision; provided that no such amendment of this Agreement shall have the effect of invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
12.12 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Term Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.
12.13 Extensions of Bank's Commitment and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Term Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.
12.14 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

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12.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
12.16 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a Designated Person, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.
12.17 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, or delivered in person, and addressed as follows:

If to the Borrower:	AquaBounty Farms Indiana LLC 2 Mill and Main Place, Suite 395 Maynard, MA 01754 Attention: General Counsel Fax: 978-897-3217
If to the Bank:	First Farmers Bank & Trust 123 N. Jefferson Street Converse, Indiana 46919 Attention: Amie Osborne, Vice President
With a copy to:	Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282 Attention: Joshua L. Christie
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
12.18 Indemnification. Borrower agrees to defend (with counsel reasonably satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys' fees and time charges of attorneys who may be

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employees of the Bank, any parent corporation or affiliated corporation of the Bank and which are directly charged to the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loan, the use or intended use of the proceeds of the Loan, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, the Term Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section 12.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.
12.19 Severability. If any one or more of the obligations of the Borrower under this Agreement or the Term Note is invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the Obligations of the Borrower in any other jurisdiction.
12.20 Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expense and reasonable attorneys' fees incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this Agreement, any amendment, supplement or modification hereto, and any other documents prepared in connection herewith or therewith. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.
12.21 Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this Agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. Borrower is exercising Borrower's own judgment with respect to Borrower's business. All information supplied to the Bank is for the Bank's protection only and no other party is entitled to rely on such information. There is no duty for the Bank to review, inspect, supervise or inform Borrower of any matter with respect to Borrower's business. The Bank and the Borrower intend that that Bank may reasonably rely on all information

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supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank's right to so rely.
12.22 Sole Discretion of the Bank. Whenever the Bank's consent or approval is required under this Agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank's decision shall be final and conclusive.
12.23 Advice of Counsel. The Borrower acknowledges that they have been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and the other Loan Documents.
12.24 Conflicting Terms. If this Agreement is inconsistent with any provision in any other Loan Document, the Bank shall determine, in the Bank's sole and absolute discretion, which of the provisions shall control any such inconsistency.
12.25 Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow the Bank to identify Borrower in accordance with the Act.
[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

BORROWER:

AQUABOUNTY FARMS INDIANA LLC,
a Delaware limited liability company

By: /s/ David A. Frank
Name: David A. Frank
Title: Treasurer and Chief Financial Officer

STATE OF MASSACHUSETTS )
         ) SS:
COUNTY OF MIDDLESEX  )

The foregoing instrument was acknowledged before me, a Notary Public in and for said County and State, on this 31st day of July, 2020, by David A. Frank, as Treasurer and Chief Financial Officer of AquaBounty Farms Indiana LLC, a Delaware limited liability company, on behalf of the company.

/s/ Christopher H. Martin
Print Name: Christopher H. Martin
Notary Public, Middlesex County, Massachusetts
My commission expires: August 19, 2022

[Affix seal below]

/SEAL/

I\15453359.12

WITNESS:

/s/ Sherry Sylvester
Witness Signature

Witness Name (Print): Sherry Sylvester

STATE OF MASSACHUSETTS )
        ) SS:
COUNTY OF MIDDLESEX )

Before me, a Notary Public in and for said County and State, personally appeared Sherry Sylvester, on this 31st day of July, 2020, being known to me to be the person whose name is subscribed as a witness to the foregoing instrument, who, being duly sworn by me, deposes and says that the foregoing instrument was executed and delivered by David A. Frank in the above-named subscribing witness’s presence, and that the above-named subscribing witness is not a party to the transaction described in the foregoing instrument and will not receive any interest in or proceeds from the property that is the subject of the transaction.

/s/ Christopher H. Martin
Print Name: Christopher H. Martin
Notary Public, Middlesex County, Massachusetts
My commission expires: August 19, 2022

[Affix seal below]

/SEAL/

Signature Page Loan and Security Agreement

I\15453359.12

BANK:

FIRST FARMERS BANK AND TRUST

By: /s/Amie Osborn
Name: Amie Osborn
Title: Vice President

Signature Page Loan and Security Agreement

I\15453359.12

Exhibits:

A – Form of Term Note
B – Form of Compliance Certificate
C – Form of Solvency Certificate

Schedules:

Schedule 7.1 Organization
Schedule 7.9 Employee Plans
Schedule 7.15 Properties
Schedule 7.16 Intellectual Property
Schedule 7.17 Material Contracts
Schedule 7.19 Insurance
Schedule 8.1 Indebtedness
Schedule 8.2 Liens
Schedule 8.3 Investments

I\15453359.12